CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Circular Amendment No. 3 of our report dated September 4, 2018, relating to the financial statements of CapWest Income LLC (the “Company”) (which report expresses an unqualified opinion on the financial statements and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) as of June 30, 2018 and 2017 and for each of the two years in the period ended June 30, 2018, which are incorporated by reference in the Offering Circular Amendment No. 3.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

May 20, 2019